EXHIBIT 99.1

CONSULTING AGREEMENT

This Consulting Agreement entered into by and between First Foods Group, Inc., a Nevada corporation (“FIFG”), and Attorney Harold Kestenbaum of Melville, NY (“HK”) does hereby bind the parties to the following terms and conditions:

SERVICES TO BE PERFORMED BY HK:

1)	HK will serve as Chairman of the Board of FIFG.

2)	HK will serve as CEO of FIFG until such time as he identifies a suitable replacement who will assume full-time CEO responsibilities. Until such time, he shall continue serving as CEO.

3)	HK will continue to serve as the Director of FIFG’s Franchising and Co-Branding Division after he relinquishes his role as FIFG’s CEO.

4)	HK will utilize his numerous contacts and connections throughout the food and franchising communities, to help put together FIFG’s Executive Management team, as well as to further the sales, financial capabilities, and brand awareness of FIFG.

COMPENSATION TO BE RECEIVED BY HK

1)	HK will receive a one-time fee of 750,000 shares of FIFG Common Stock upon execution of this Agreement, as compensation for his agreed upon service as FIFG’s Chairman of the Board. Said amount shall be net of any stock splits.

2)	HK will receive $10,000 per month for the other services he performs for FIFG as outlined above, which shall commence on January 1, 2017. The payments will be deferred until FIFG successfully raises $1,500,000 or more through debt or equity financing

3)	HK will also receive $10,000 for every Franchise Disclosure Document he successfully files for new FIFG franchising clients; and an on-going retainer for legal services in the amount of $2,000 per month.

4)	HK will be reimbursed monthly for all reasonable and documented out of pocket expenses directly associated with the performance of his duties for FIFG.

TERM

This Agreement shall extend for a period of three (3) years from the date hereof and can be further extended through mutual consent of the parties.

AGREED AND ACCEPTED this 27th day of February, 2017:

/s/ Abraham Rosenblum	/s/ Harold Kestenbaum
First Food Group, Inc.	Harold Kestenbaum